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                                                                    EXHIBIT 99.1

[JUPITER COMMUNICATIONS LETTERHEAD]

Jason Ream
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304


Oct 3 1999

I have approved use of the following:

"According to a Jupiter Communications survey, in 1998 sending electronic greetings was the sixth most popular online activity, with 55% of online users visiting electronic greeting and postcard websites regularly."

Jupiter NFO Consumer Survey
Volume 2
Attitudes, Behaviors and Demographics of Online Users
August 1999


/s/ KATE BERG

Kate Berg
Director, Corporate Communications